Shanxi Songyue Law Firm

June 24, 2022

Board of Directors
Qiansui International Group Co. Ltd.
7th Floor, Naiten Building, No. 1
Six Li Oiao, Fentai District
Beijing, PRC 100161

Re: Consent Letter

Gentlemen:

We refer to the following statement contained in <u>Part I, Item 1. Business-*Special Considerations Regarding the PRC and our PRC Operations*</u> in your Form 10-K for the fiscal year ended December 31, 2021 to be filed with the Securities and Exchange Commission:

As of the date of this filing, based upon an opinion for our PRC counsel, Shanxi Songyue Law Firm, Taiyuan City, China, we are <u>not</u> (i) required to obtain permissions from any PRC authorities to operate or issue our shares to foreign investors and (ii) subject to the permission requirements from the CSRC, CAC nor any other entity that is required to approve of our PRC subsidiaries' operations.

We hereby consent to your use of the above statement in the referenced Form 10-K and further consent to this letter filed an exhibit to the referenced Form 10-K.

Sincerely,

Cui Rong, Lawyer
Shanxi Songyue Law Firm

Unit 1201, 12th Floor, Building 4, Lanyuewan, 16 South Changxing Street, Wanbalin District
Taiyuan City, Shanxi Province, China